NEW CONCEPT
ENERGY                                                              Exhibit 99.1




For Immediate Release                                    Contact: Oscar Smith
                                                                  Gene Bertcher
                                                                  (972) 407-8400


                               NEW CONCEPT ENERGY
                       REPORTS SECOND QUARTER 2008 RESULTS

Dallas,  Texas (Business Wire) August 15, 2008: New Concept Energy,  Inc. (AMEX:
GBR), ("the Company" or "NCE"), a Dallas-based company investing in and developing oil and gas leases, today reported net income of $14.9 million or $7.73 per share and $15 million or $7.84 per share for the three and six months ended June 30, 2008, compared to net losses of $6,000 or $0.01 per share and $433,000 or $0.44 per share for the same periods in 2007.

In November 2007, a wholly owned subsidiary of NCE acquired 1,712 net acres of mineral leasehold interests in four separate sections of land in the Fayetteville Shale area of Arkansas from a related party. The acquisition price was $4,000 per net acre. The subsidiary also acquired two separate options to acquire additional leasehold interests of 1,815 net acres and 583 net acres in the same county in Arkansas at the same price of $4,000 per net acre.

At the time of the acquisition it was the Company's intention, subject to the availability of funds, to develop and drill gas wells on the acreage however an opportunity developed where the Company could sell the mineral rights to an independent third party for cash.

On May 9, 2008 the company exercised its options to acquire the additional 2,398 acres and completed a sale of all its 4,112 acres of mineral rights. The company received cash and recorded income before taxes of $16,440,000.

The Company is now attempting to acquire other oil and gas interests.

For the three and six months ended June 30, 2008, the Company recorded revenues of $699,000 and $1.4 million from a real estate property compared to $761,000 and $1.5 million for the same periods in 2007.

For the three and six months ended June 30, 2008, operating expenses and lease expense at the retirement property were $550,000 and $1.1 million as compared to $543,000 and $1.1 million for the same periods in 2007.

For the three and six months ended June 30, 2008, corporate general & administrative expenses were $264,000 and $525,000 as compared to $251,000 and $474,000 for the same periods in 2007.

For the three and six months ended June 30, 2008, interest income was $198,000 and $250,000 as compared to $27,000 and $111,000 for the same periods in 2007. The increases are due to the Company's increased investment in interest bearing notes.

The Company recorded interest expense for the three and six months ended June 30, 2008, of $68,000 and $230,000 as compared to no interest expense for the same periods in 2007. A wholly owned subsidiary of the Company purchased leasehold interests in November 2007 in approximately 1,712 acres of land in the Fayetteville Shale area of Arkansas in exchange for a $6.8 million note with interest at 9.5% per annum.

Other income was $148,000 and $412,000 for the three and six months ended June 30, 2008, as compared to no other income and $10,000 for the same periods in 2007. The increase in the period ended March 31, 2008 was principally due to the collection of back interest from a mortgage bond receivable due to the sale of a property in August 2001. Because the mortgage bond was payable based on cash flow and profit of the property, the uncollected interest was not recorded until collected. The increase during the three months ended June 30, 2008 was principally due to the collection of a note that was previously written off.

     Certain statements in this media release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and
     Section 21E of the Securities Exchange Act of 1934. The words "estimate", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this release. New Concept Energy, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ from estimates or projects contained in any forward-looking statements are described under ITEM 1A. RISK FACTORS in the Company's Form 10-K for the fiscal year ended December 31, 2007.


                            New Concept Energy, Inc.
                      Consolidated Statements of Operations
                  (amounts in thousands, except per share data)


                                                                For The Three Month             For The Six Month
                                                                   Period Ended                    Period Ended
                                                                     June 30,                        June 30,
                                                               2008            2007            2008            2007
                                                             --------        --------        --------        --------
                                                                    (Unaudited)                     (Unaudited)
Revenue
         Real estate operations                              $    699        $    761        $  1,403        $  1,482
                                                             --------        --------        --------        --------

Operating expenses
         Real estate operations                                   313             324             628             630
         Lease expense                                            237             219             473             459
         Corporate general and administrative                     264             251             525             474
                                                             --------        --------        --------        --------
                                                                  814             794           1,626           1,563
                                                             --------        --------        --------        --------

                  Operating loss                                 (115)            (33)           (223)            (81)

Other income (expense)
         Interest income                                          198              27             250             111
         Interest expense                                         (68)           --              (230)           --
               Gain on the sale of leasehold interests         16,440            --            16,440            --

         Other income net                                         138            --               412              10
                                                             --------        --------        --------        --------
                                                               16,708              27          16,872             121
                                                             --------        --------        --------        --------

         Earnings (loss) from continuing operations            16,593              (6)         16,649              40
         Provision for income taxes                             1,626            --             1,626            --
                                                             --------        --------        --------        --------

         Net income (loss) from continuing operations          14,967              (6)         15,023              40

                                                             --------        --------        --------        --------
Discontinued Operations
         Loss from operations                                    --              --              --              (159)
         Provision for asset impairment                          --              --              --              (314)
                                                             --------        --------        --------        --------
         Loss from discontinued operations                                       --              --              (473)
                                                             --------        --------        --------        --------

Net income (loss) applicable to common shares                  14,967              (6)         15,023            (433)
                                                             ========        ========        ========        ========

Earnings (loss) per share - basic and diluted
         Continuing operations                               $   7.73        $  (0.01)       $   7.84        $   0.04
         Discontinued operations                                 --              --              --             (0.48)
                                                             --------        --------        --------        --------

         Net income (loss) per share                         $   7.73        $  (0.01)       $   7.84        $  (0.44)
                                                             ========        ========        ========        ========

Basic weighted average common shares                            1,937             986           1,916             986


                            New Concept Energy, Inc.
                           Consolidated Balance Sheets
                             (amounts in thousands)



                                                        June 30,    December 31,
Assets                                                    2008          2007
                                                       (Unaudited)
                                                         -------      -------

Current assets
         Cash and cash equivalents                       $   159      $   172
         Notes and interest receivable - related party    16,149        2,200
         Other current assets                                 11            8
                                                         -------      -------

                  Total current assets                    16,319        2,380

Investment in mineral rights                                --          6,848

Deposit for oil & gas acquisitions                         5,429         --

Property and equipment, at cost
         Land and improvements                                20           20
         Buildings and improvements                          172          172
         Equipment and furnishings                           373          336
                                                         -------      -------
                                                             565          528

          Less accumulated depreciation                      417          397
                                                         -------      -------
                                                             148          131

Deferred tax asset                                          --            250

Other assets                                                 250          177
                                                         -------      -------

Total Assets                                             $22,146      $ 9,786
                                                         =======      =======

                            New Concept Energy, Inc.
                     Consolidated Balance Sheets - Continued
                  (amounts in thousands, except share amounts)

                                                          June 30,  December 31,
Liabilities and Stockholders' equity                        2008        2007
                                                        (Unaudited)
                                                          --------    --------
Current liabilities
         Accounts payable - trade                         $     82    $     90
         Income taxes payable                                1,376        --
         Accrued expenses                                      266         175
                                                          --------    --------

                  Total current liabilities                  1,724         265

Long term debt - related party                                --         6,921

Other long-term liabilities                                    428         459
                                                          --------    --------

                  Total liabilities                          2,152       7,645

Stockholders' equity
         Preferred stock, Series B                               1           1
         Common stock $.01 par value; authorized,
                  100,000,000 shares; 986,943 shares at
                  June 30, 2007 and 1,936,985 shares at
                  June 30, 2008 issued and outstanding          19          10
         Additional paid-in capital                         58,814      55,992
         Accumulated deficit                               (38,840)    (53,862)
                                                          --------    --------

                                                            19,994       2,141
                                                          --------    --------
Total Liabilities and Equity                              $ 22,146    $  9,786
                                                          ========    ========